Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of October 6, 2026 (the “Effective Date”) by and between Abits Group Inc., a British Virgin Islands corporation having its principal place of business located at Level 24, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong SAR (the “Company”), and Stephen Faucetta (the “Employee”), an individual residing at 6305 Spring Beauty Lane, Prospect KY, 40059 (the “Effective Date”).

WHEREAS, Company desires to employ Employee and Employee desires to enter into such employment upon the terms and conditions hereinafter set forth;

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Employee agrees to perform for the Company the services described in Exhibit A in his role as Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Services”), and the Company agrees to pay Employee the compensation described in Exhibit A for Employee’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Employee and are subject to change upon the written agreement of both parties. Employee will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices. Employee shall report to the Company’s Board of Directors. Employee shall devote such amount of his time, attention, and energies to the business of the Company as the Company and Employee shall reasonably and mutually agree is necessary for Employee to fulfill the duties and responsibilities inherent in the Services. Provided that none of the additional activities materially interfere with Employee’s provision of the Services, nothing in this Section 1 shall prohibit Employee from (a) serving as an officer, employee or director or member of a committee of, making investments in, or consulting or working with or for entities that do not, in the good faith determination of the Board, compete directly or indirectly with the Company or otherwise create, in the good faith determination of the Board, a conflict of interest with the business of the Company; (b) serving as an officer, employee or director or trustee of any governmental, charitable or educational organization; or (c) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Employee’s duties under this Agreement. To the extent that Employee requires an office in addition to his home office, the Company shall be responsible for any payment therefor. Except as set forth on Exhibit A, the Company shall have no obligation to provide any compensation to Employee with respect to any Services rendered by Employee to the Company pursuant to this Agreement.

1

2. Confidentiality.

2.1 Definitions. “Confidential Information” means all data, studies, reports, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, formulas, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Employee by or on behalf of the Company, either directly or indirectly, or obtained or observed by Employee while providing services hereunder, and the Services to be provided by Employee hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Employee; (ii) information that is presently known by Employee from Employee’s own sources as evidenced by Employee’s prior written records; or (iii) information disclosed to Employee by a third party legally and contractually entitled to make such disclosures.

2.2 Non-Use and Non-Disclosure. Employee will not, during or subsequent to the Term (as defined below), (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Employee agrees that, as between the Company and Employee, all Confidential Information will remain the sole property of the Company. Employee also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Employee may disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Employee may also disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction and provided that Employee promptly notifies the Company of such requirement. Employee acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Employee will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

2.3 Third Party Confidential Information. Employee recognizes that the Company has received, and in the future may receive, from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that, during the Term of this Agreement and thereafter, Employee will hold, and that Employee owes the Company and such third parties a duty to hold, all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

2.4 Return of Materials. At any time upon the Company’s request, Employee will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously provided to Employee or created by Employee for the Company pursuant to the Services, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Employee may have in Employee’s possession or control, and Employee agrees to certify in writing that Employee has fully complied with this obligation.

2

2.5 No Improper Disclosure or Use of Materials. Employee will not improperly use or disclose to, or for the benefit of, the Company any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom Employee has previously provided, currently provides or may in the future provide services, or (iii) any other person to whom Employee owes an obligation of confidentiality. Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in the foregoing clauses (i)-(iii) of this Section 2.5 unless consented to in writing by such person. Without limiting the generality of the foregoing, Employee will not disclose to the Company, and will not use for the benefit of the Company, any information relating to or arising out of Employee’s work conducted at his present employer, or utilizing the funds, personnel, facilities, materials or other resources of his present employer, until such information has been published.

2.6 Non-Exclusivity of Confidentiality Obligations. The obligations of Employee under this Section 2 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

3. Ownership.

3.1 Assignment. Employee agrees that all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets, data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Employee, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, the “Inventions”), are, as between the Company and Employee, the sole and exclusive property of the Company. Employee agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Employee’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine.

3.2 Further Assurances. Employee agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions (the “Proprietary Rights”) in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Employee also agrees that Employee’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

3

3.3 Pre-Existing Materials. Subject to Section 3.1, Employee agrees that if, in the course of performing the Services, Employee incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Employee or in which Employee has an interest, (i) Employee will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Employee will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

3.4 Attorney-in-Fact. Employee agrees that, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Employee.

3.5 Waiver; Non-Exclusivity of Obligations. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that Employee may now or hereafter have for infringement of any Inventions and Proprietary Rights assigned hereunder to the Company. Without the prior written consent of the Company, Employee will not, at any time, file any patent or copyright application with respect to, or claiming, any Inventions. The obligations of Employee under this Section 3 are without prejudice, and are in addition to, any other obligations or duties of Employee, whether express or implied or imposed by applicable law, to assign to the Company all Inventions and all Proprietary Rights.

4. Representations and Warranties. Employee represents and warrants to the Company that: Employee is legally able to enter into this Agreement and that Employee’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Employee is a party or by which Employee is bound; Employee is under no physical or mental disability that would hinder his performance of the professional duties to be rendered by Employee under this Agreement; Employee is not a party to any civil, criminal or administrative suits or proceedings, or aware of any threatened actions of such a nature; Employee has never been convicted of a crime, is not now under indictment, and is unaware of any such threatened actions; and Employee has never been subjected to disciplinary proceedings or investigation by any State agency or other governmental agency.

4

5. Term and Termination.

5.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall remain in full force and effect until the earliest of (i) three years after the Effective Date, after which it may be terminated by the Company upon twelve (12) months’ prior written notice, (ii) Employee’s death; (iii) Employee’s Disability; (iv) by the Employee on sixty (60) days’ prior written notice without reason; (v) by the Employee as provided in Section 5.2; or (vi) by the Company as provided in Section 5.3. As used herein, Disability means that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than nine months.

5.2 Termination by Employee for Good Reason. The Employee may terminate his employment under this Agreement for Good Reason by providing notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, however, that such notice must be provided within thirty (30) days after the Employee’s knowledge of the occurrence of a Good Reason event. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s written consent: (i) a material breach by the Company of this Agreement, including a failure to make such payments or provide such benefits as are provided herein; or (ii) the Company requires Employee to locate his office to a location more than fifty (50) miles outside of the metropolitan area of the Employee’s home city or office city (Prospect, Kentucky); (iii) a material diminution in Employee’s title, duties, authority, or responsibilities, including a failure to maintain Employee as Chief Executive Officer and Chairman of the Board of Directors; (iv) a material reduction in Employee’s Base Salary or target bonus opportunity; or (v) a Change of Control (as defined below). Employee’s resignation for Good Reason shall only be effective if the Company has not cured or remedied the Good Reason event within fifteen (15) days after its receipt of Employee’s written notice.

5.3 Termination by Company for Cause. The Company may terminate this Agreement immediately for Cause upon written notice to Employee. For purposes of this Agreement, “Cause” shall mean the Employee’s (a) conviction for commission of a felony or a crime involving moral turpitude; (b) willful commission of any act of theft, embezzlement or misappropriation against the Company; or (c) material failure to perform his duties hereunder and failure to cure such material failure (if cure is possible) within thirty (30) days after written notice of such failure.

5.4 Survival. Upon termination of this Agreement, all rights and duties of the Company and Employee toward each other shall cease except that (a) the Company will pay, within 30 days after the effective date of termination, all amounts owing to Employee for Services prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of this Agreement; (b) the provisions of Sections 2, 3, 7, 8, and 11 shall survive any termination or expiration of this Agreement; and (c) termination shall not affect any rights or obligations that have accrued prior to the effective date of termination, including without limitation the severance obligations set forth in Exhibit A.

5

6. Benefits; Taxes.

6.1 Benefits. Employee shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans, in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees.

6.2 Taxes and Withholdings. Employee’s compensation shall be payable in accordance with the general practice of the Company for professional employees and shall be subject to all applicable withholding taxes.

7. Indemnification.

7.1 The Company shall defend, indemnify and hold Employee harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Employee or the Company as a result of, or associated with, the development, use, manufacture, marketing or sale of products regarding which Employee has provided Services unless such liability arises from Employee’s or Employee’s assistants’, employees’ or agents’ gross negligence, intentional misconduct or material breach of this Agreement.

7.2 During his employment and for so long as Employee may reasonably be subject to any claim or liability arising from or related to his employment hereunder, the Company shall (a) indemnify Employee to the full extent provided under applicable law, (b) maintain, at its own expense, director and officer liability insurance with coverage amounts no less than those maintained for any other director or officer of the Company, and (c) provide Employee with a tail policy of not less than six (6) years following termination of employment.

8. Non-Solicitation; Non-Disclosure.

8.1 Non-Solicitation. During the Term and for a period of six (6) months thereafter (the “Restricted Period”), Employee will not, without the Company’s prior written consent, directly or indirectly, whether for Employee’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Employee’s engagement by the Company was, an employee, Employee, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.

6

8.2 Non-Disclosure. Employee agrees that without the prior written consent of the Company, Employee will not intentionally generate any publicity, news release or other announcement concerning the engagement of Employee hereunder or the services to be performed by Employee hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

8.3 Reasonableness of Restrictions. Employee hereby acknowledges and agrees that the foregoing restrictions contained in this Section 8 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent Employee from earning a living or pursuing his or her career. In the event that a court finds this Section 8, or any of its restrictions, to be unenforceable or invalid, Employee and the Company hereby agree that (i) this Section 8 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) Employee shall be bound, and such court shall enforce, this Section 8 as so modified.

9. Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

10. Remedies. Employee acknowledges and agrees that the agreements and restrictions contained in Sections 2, 3 and 8 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Employee acknowledges and agrees that any breach of the provisions of Sections 2, 3 and 8 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages. However, if the Company claims that Employee breached any of Sections 2, 3 and 8, nothing herein shall relieve the Company of the burden of proving that Employee failed to abide by Section 2, 3 or 8.

11. Miscellaneous.

11.1 Governing Law. This Agreement shall be construed under and in accordance with, and interpreted under, the internal laws of the State of Kentucky without regard to the conflicts of laws principles thereof, and any legal proceeding regarding the interpretation, alleged breach or enforcement of this Agreement shall be instituted in a court of competent jurisdiction located within the State of Kentucky.

11.2 Governing Law. This Agreement shall be construed under and in accordance with, and interpreted under, the internal laws of the State of Kentucky without regard to the conflicts of laws principles thereof, and any legal proceeding regarding the interpretation, alleged breach or enforcement of this Agreement shall be instituted in a court of competent jurisdiction located within the State of Kentucky.

7

11.3 Assignability. Except as otherwise provided in this Agreement, neither party may sell, assign or delegate any rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Company may assign this Agreement to a successor entity in connection with a merger, consolidation, or sale of all or substantially all of its assets, provided such successor assumes all obligations hereunder.

11.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

11.5 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

11.6 Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, sent via electronic mail, or mailed by U.S. registered or certified mail (return receipt requested). If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 11.7.

If to the Company, to:

Abits Group Inc.

Attention: Phillip Balatsos

Independent Director

Level 24, Lee Garden One, 33 Hysan Avenue

Causeway Bay, Hong Kong SAR

If to Employee, to:

Stephen Faucetta

6305 Spring Beauty Lane

Prospect, KY 40059

Stephen.Faucetta@gmail.com

The address for notice shall be the last address of Employee provided by Employee to the Company. Absent any such notice, the address for notice shall be the address of Employee first written above.

11.7 Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Employee and the Company.

8

11.8 Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.9 Further Assurances. Employee agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.10 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.11 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

11.12 Acknowledgement. Employee understands that this Agreement affects his rights to certain inventions and restricts his rights to disclose or use confidential information, and to compete with the Company during, or subsequent to, the termination of this Agreement.

11.13 Section 409A. The intent of the Parties is that all payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the applicable regulations and interpretive guidance, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. The Company and Employee shall take reasonable efforts to reform any applicable provision to try to comply with or be exempt from Section 409A provided that any such modification shall not materially increase the cost or liability to either Party.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the parties hereto, each of which is duly authorized to enter into this Agreement, have executed this Agreement as of the Effective Date.

EMPLOYEE	ABITS GROUP INC

/s/ Stephen Faucetta	By:	/s/ Phillip Balatsos
Stephen Faucetta		Phillip Balatsos, Independent Director

10

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. Employee shall be the Company’s Chief Executive Officer. Employee shall also serve as Chairman of the Company’s Board of Directors. Employee’s responsibilities shall be for the oversight of the Company’s entire business operations and strategic planning and shall be the primary contact between the Company’s executive team and the Board of Directors, to whom Employee shall report. Employee shall endeavor to create a corporate culture appropriate to that of a publicly held corporation, shall be the principal spokesperson for the Company, and shall have final say on all corporate matters, subject only to the authority of the Board of Directors.

2. Compensation.

A.	Commencing as of the Effective Date, the Company will pay Employee an annual salary of $580,000, to be paid at such times as the Company’s ordinary payroll. Such compensation may be increased from time to time in the sole discretion of the Board of Directors and, at the election of Employee, such compensation shall be payable in cash and/or restricted shares of common stock based on the closing price of the Company’s common shares as of the date of payment, or a combination thereof. In addition, Employee shall be eligible to receive an annual bonus as determined in the sole discretion of the Board of Directors in the form of cash or equity or a combination thereof. Employee shall also be eligible to participate in the Company’s equity compensation program as determined from time to time by the Company’s Compensation Committee. All amounts payable to Employee hereunder shall be subject to applicable tax withholdings. In the event Employee elects to receive compensation in restricted shares of common stock, the Company shall be responsible for satisfying any applicable tax withholding obligations, which may be satisfied by withholding a number of shares having a fair market value equal to the applicable withholding amount.

B.	As a material inducement to cause the Employee to enter into employment with the Company, the Company shall pay a signing bonus of $600,000 in cash and shall grant the Employee stock options to purchase shares equal to 19.99% of the Company’s common stock, in each case within 60 days after the effectiveness of the Equity Line of Credit. These are stock options and not an outright grant of common stock; they confer only a right to purchase shares at the exercise price, which shall equal the fair market value of the common stock on the grant date (the Nasdaq closing price on that date). Employee may exercise by (i) paying the aggregate exercise price in cash or (ii) using a cashless or net-exercise method permitted by the applicable plan and award agreement. In a cashless or net exercise, the Company may withhold or sell shares sufficient to cover the aggregate exercise price and any applicable tax withholding, and Employee shall receive only the remaining net shares or value. The grant of the options is subject to approval by the Board of Directors or the Compensation Committee, as applicable, and to the terms of the Company’s equity incentive plan and separate option award agreement, applicable law, Nasdaq requirements and any required shareholder approval.

C.	In the event the Company effects a material acquisition (such term to mean the acquisition of the stock or assets of one or more entities in one or more related transactions that collectively increase the market cap of the Company by 10% or more) during the term of this Agreement, Company will pay the Employee an acquisition bonus equal to $750,000, to be paid in cash or equity at closing of the material acquisition.

11

D.	The Company will reimburse Employee for all reasonable expenses incurred by Employee in performing the Services pursuant to this Agreement, provided that Employee receives written consent from the Company’s Chief Financial Officer prior to incurring any expenses over US$25,000 and submits receipts for such expenses to the Company in accordance with Company policy.

E.	Performance Goals / Hurdle Bonuses:

In the event the Company effects a financing (Inclusive of an Equity Line of Credit) of $10,000,000 or above during the term of this Agreement, Company will pay the Employee a bonus equal to $750,000 in cash and shall grant, within 60 days, stock options to purchase shares equal to 4.99% of the Company’s common stock. These are stock options and not an outright grant of common stock; they confer only a right to purchase shares at the exercise price, which shall equal the fair market value of the common stock on the grant date (the Nasdaq closing price on that date). Employee may exercise by (i) paying the aggregate exercise price in cash or (ii) using a cashless or net-exercise method permitted by the applicable plan and award agreement. In a cashless or net exercise, the Company may withhold or sell shares sufficient to cover the aggregate exercise price and any applicable tax withholding, and Employee shall receive only the remaining net shares or value. The grant of the options is subject to approval by the Board of Directors or the Compensation Committee, as applicable, and to the terms of the Company’s equity incentive plan and separate option award agreement, applicable law, Nasdaq requirements and any required shareholder approval.

F.	In the event that the Company terminates this Agreement without Cause or the Employee terminates this Agreement for Good Reason prior to the expiration of the term of this Agreement, in addition to all amounts due and payable hereunder and the acceleration of all outstanding unvested stock options, Employee shall receive as a severance payment a minimum of one (1) year’s salary or the balance due under this Agreement, whichever is greater, payable in full on the date of termination. In addition, the Company shall continue to provide the Employee with all health, medical, dental, vision, and life insurance benefits at the Company’s expense for a period of eighteen (18) months following the date of termination, or until the Employee becomes eligible for comparable benefits through subsequent employment, whichever occurs first.

G.	Change of Control. For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any person or group of beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; (ii) a merger, consolidation, or similar transaction involving the Company, unless the Company’s stockholders immediately prior to such transaction continue to hold more than fifty percent (50%) of the voting power of the surviving entity; or (iii) a sale or disposition of all or substantially all of the assets of the Company. Upon a Change of Control, all outstanding unvested equity awards held by Employee shall immediately vest in full. In the event that Employee’s employment is terminated without Cause or Employee resigns for Good Reason within twelve (12) months following a Change of Control, Employee shall be entitled to receive, in addition to the severance set forth in Section F above, an additional lump sum payment equal to one (1) year of Employee’s then-current Base Salary, payable within thirty (30) days of the date of termination.

12